UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BSQUARE CORPORATION

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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BSQUARE CORPORATION

110 110TH AVENUE NE, SUITE 300, BELLEVUE, WASHINGTON 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 12, 2018

TO BSQUARE SHAREHOLDERS:

Notice is hereby given that the 2018 Annual Meeting of Shareholders of BSQUARE Corporation, a Washington corporation (the “Company”), will be held on Tuesday, June 12, 2018 at 10:00 a.m., local time. The meeting will be held at our offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, for the following purposes:

1.	To elect Jerry D. Chase and William D. Savoy as Class III Directors to serve for the ensuing three years and until their successors are duly elected and qualified;
2.	To conduct an advisory vote on executive compensation;
3.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and
4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 12, 2018 as the record date for the determination of shareholders entitled to vote at this meeting. Only shareholders of record at the close of business on April 12, 2018 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof.

All shareholders are invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if the shareholder has previously returned a proxy.

By Order of the Board of Directors

Christi Muoneke

Vice President, General Counsel and Corporate Secretary

Bellevue, Washington

April 27, 2018

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 12, 2018: The proxy statement and annual report to shareholders are available at www.bsquare.com/proxy.

BSQUARE CORPORATION

110 110TH AVENUE NE, SUITE 300, BELLEVUE, WASHINGTON 98004

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited by the Board of Directors of BSQUARE Corporation, a Washington corporation. The proxy is for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, June 12, 2018 at 10:00 a.m. local time, and at any adjournment thereof, for the purposes set forth in the proxy and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our principal executive offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Our telephone number at our principal executive offices is (425) 519-5900. As used in this proxy statement, “we,” “us,” “our” and the “Company” refer to BSQUARE Corporation.

These proxy solicitation materials were first mailed on or about May 1, 2018 to all shareholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

Only shareholders of record at the close of business on April 12, 2018 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. Our only outstanding voting securities are shares of common stock, no par value. As of the record date, 12,689,314 shares of our common stock were issued and outstanding, held by 115 shareholders of record.

Revocability of Proxies

Any proxy may be revoked by the person giving it at any time prior to its use. To do so, the shareholder must either: (i) deliver a written instrument revoking the proxy to our Corporate Secretary, at the address referenced above or (ii) deliver a duly executed proxy bearing a later date (in either case no later than the close of business on June 11, 2018); or (iii) attend the Annual Meeting and vote in person.

Voting and Solicitation

Each holder of common stock is entitled to one vote for each share held.

This solicitation of proxies is made by our Board of Directors, and all related costs will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers or administrative employees without the payment of any additional consideration. Solicitation of proxies may be made by mail, by telephone, by email, in person or otherwise.

Shareholders of Record and “Street Name” Holders

Where shares are registered directly in the holder’s name, that holder is the shareholder of record with respect to those shares. If shares are held by an intermediary, such as in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered the shareholder of record as to those shares. Those shares are said to be held in “street name” on behalf of the beneficial owner of the shares. Street name holders generally cannot directly vote their shares, and must instead instruct the broker or other nominee on how to vote their shares using the voting instruction form provided by that broker or other nominee. Many brokers also offer the option of giving voting instructions over the internet or by telephone. Instructions for giving your vote as a street-name holder are provided on your voting instruction form.

Quorum; Abstentions; Broker Non-Votes

At the Annual Meeting, an inspector of elections will determine the presence of a quorum and tabulate the results of the voting by shareholders. A quorum exists when holders of a majority of the total number of outstanding shares of common stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting.

Broker non-votes can occur as to shares held in street name. This is the case when a broker or other nominee submits a proxy for the Annual Meeting but does not vote on a particular proposal because that broker or other nominee does not have discretionary voting power with respect to that proposal, and has not received instructions from the beneficial owner. Under the current rules that govern brokers and other nominee holders of record, if you do not give instructions to your broker or other nominee, they will be able to vote your shares only with respect to proposals for which they have discretionary voting authority.

The election of directors (Proposal No. 1) and the advisory vote on the compensation of our named executive officers (Proposal No. 2) are proposals for which brokers do not have discretionary voting authority. If you do not instruct your broker how to vote on these proposals, your broker will not vote on them and those non-votes will be counted as broker non-votes. The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 3) is considered discretionary and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you, as long as it holds your shares in its name.

Abstentions and broker non-votes are treated as shares present for determining whether there is a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are not counted for determining the number of votes cast, and therefore will not affect the outcome of the vote on any of the proposals in this proxy statement.

Required Votes and Voting

Assuming that a quorum is present at the Annual Meeting, the following votes will be required:

•

With regard to Proposal No. 1, the two nominees for election to the Board of Directors who receive the greatest number of votes cast “for” the election of the directors by the shares present, in person or by proxy, will be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in the election of directors.

•	With regard to Proposals Nos. 2 and 3, approval of each of the proposals requires that the votes cast in favor of the proposal exceed the votes cast against it.

All shares entitled to vote and represented by properly executed, unrevoked proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions given on those proxies. If no instructions are given on a properly executed proxy, the shares represented by that proxy will be voted as follows:

FOR the director nominees named in Proposal No. 1 of this proxy statement;

FOR Proposal No. 2, to approve the compensation of our named executive officers as disclosed in this proxy statement; and

FOR Proposal No. 3, to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm.

If any other matters are properly presented for consideration at the Annual Meeting, which may include, for example, a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters as they deem advisable. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Deadlines for Receipt of Shareholder Proposals

Shareholder proposals may be included in our proxy statement and form of proxy for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of shareholder proposals in company-sponsored proxy materials. We currently anticipate holding our 2019 annual meeting of shareholders in June 2019, although the Board may decide to schedule the meeting for a different date. For a shareholder proposal to be considered pursuant to Rule 14a-8 for inclusion in our proxy statement and form of proxy for the annual meeting to be held in 2019, we must receive the proposal at our principal executive offices, addressed to our Secretary, no later than January 1, 2019. Submitting a shareholder proposal does not guarantee that it will be included in our proxy statement and form of proxy.

In addition, a shareholder proposal that is not intended for inclusion in our proxy statement and form of proxy under Rule 14a-8 (including director nominations) shall be considered “timely” within the provisions of our Bylaws and may be brought before the 2019 annual meeting of shareholders provided that we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to our Secretary at our principal executive offices, no later than March 14, 2019. A copy of the full text of our Bylaws may be obtained by writing to our Secretary at our principal executive offices.

We strongly encourage any shareholder interested in submitting a proposal to contact our Secretary in advance of these deadlines to discuss any proposal he or she is considering, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. All notices of shareholder proposals, whether or not intended to be included in our proxy materials, should be in writing and sent to our principal executive offices, located at: BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004, Attention: Secretary.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our Articles of Incorporation provide that the Board of Directors has seven seats. The Board of Directors is currently divided into three classes, with each class having a three-year term. A director serves in office until his or her respective successor is duly elected and qualified, unless the director is removed, resigns or, by reason of death or other cause, is unable to serve in the capacity of director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Set forth below is certain information furnished to us by the director nominees and by each of the incumbent directors whose terms will continue following the Annual Meeting. There are no family relationships among any of our directors or officers.

Nominees for Director

Two Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2021. The Governance and Nominating Committee of the Board of Directors has nominated Jerry D. Chase and William D. Savoy for election as Class III directors. Mr. Chase has been a director since 2013 and Mr. Savoy has been a director since 2004.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of Jerry D. Chase and William D. Savoy to the Board of Directors. Each of Messrs. Chase and Savoy have indicated that he will serve if elected. We do not anticipate that either Mr. Chase or Mr. Savoy will be unable or unwilling to stand for election, but if that occurs, all proxies received may be voted by the proxy holders for another person nominated by the Governance and Nominating Committee. As there are two nominees, proxies may be voted for up to two persons.

Vote Required for Election of Directors

If a quorum is present, the nominees for election to the Board of Directors receiving the greatest number of votes cast “for” the election of the directors by the shares present, in person or by proxy, will be elected to the Board of Directors.

Nominees and Continuing Directors

The names and certain information as of the record date about the nominees and each director continuing in office after the Annual Meeting are set forth below.

Name of Director Nominees	Age	Position	Director Since	Term Expires
Jerry D. Chase	58	Director; President and	2013	2018 (Class III)
		Chief Executive Officer
William D. Savoy	53	Director	2004	2018 (Class III)

Name of Continuing Directors	Age	Position	Director Since	Term Expires
Robert J. Chamberlain	64	Director	2015	2020 (Class II)
Robert A. DeSantis	55	Director	2017	2019 (Class I)
Andrew S.G. Harries	56	Chairman of the Board	2012	2020 (Class II)
Mary Jesse	53	Director	2016	2019 (Class I)
Kendra A. VanderMeulen	66	Director	2005	2019 (Class I)

Jerry D. Chase has been a director since July 2013. He served as our Interim Chief Executive Officer from September 2013 to February 2014, and has been our President and Chief Executive Officer since February 2014. From February 2008 to June 2011, Mr. Chase served as Chief Executive Officer and director of Lantronix (LTRX), a publicly traded provider of secure software, and embedded and external hardware solutions. From September 2004 to July 2007, Mr. Chase served as Chief Executive Officer and director of Terayon (TERN), a publicly traded cable, satellite and telecom supplier of digital video networking applications. Prior to serving as the Chief Executive Officer of Terayon, Mr. Chase was Chairman and Chief Executive Officer of Thales Broadcast & Multimedia (TBM), a supplier of transmission, digital video and test equipment to television and radio broadcast and telecom broadband markets based in Paris, France. Earlier in his career, Mr. Chase was General Manager of Magnitude Compression Systems at General Instrument, Inc. and Vice President, Systems Engineering & Program Management at Scientific Atlanta. Mr. Chase is a former United States Marine Corps Officer, and has an M.B.A. from Harvard Graduate School of Business Administration and a B.S. in Business Administration, Magna Cum Laude from East Carolina University. Mr. Chase currently serves as a board member of East Carolina University’s BB&T Center for Leadership Development. The Board of Directors has concluded that Mr. Chase should serve as a director because of his broad and significant experience in the technology industry, including as the chief executive officer of several software and hardware technology companies. As our President and Chief Executive Officer, Mr. Chase has first-hand knowledge of our business and provides valuable insight with respect to our operations and strategic opportunities. In addition, he also has experience as a public company board member, and has significant turnaround management experience.

William D. Savoy has been a director since May 2004. Mr. Savoy currently provides consulting services in a variety of different industries. Between 2004 and 2007, Mr. Savoy consulted with The Muckleshoot Indian Tribe on investment-related matters, strategic planning and economic development. Mr. Savoy served as a consultant for Vulcan Inc., an investment entity that manages the personal financial activities of Paul Allen, from September 2003 to December 2005. Vulcan Inc. resulted from the consolidation in 2000 of Vulcan Ventures Inc., a venture capital fund, and Vulcan Northwest. Mr. Savoy served in various capacities at Vulcan Inc. and its predecessors from 1988 to September 2003, most recently as President of the portfolio and asset management division, managing Vulcan’s commercial real estate, hedge fund, treasury and other financial activities, and as President of both Vulcan Northwest and Vulcan Ventures. Mr. Savoy served as President and Chief Executive Officer of Layered, Inc., a software company, from June 1989 until its sale in June 1990 and as its Chief Financial Officer from August 1988 to June 1989. Mr. Savoy received a B.S. in computer science, accounting and finance from Atlantic Union College. Mr. Savoy has financial expertise, industry experience with portfolio companies, experience managing product development, and mergers and acquisitions experience. He has also held board positions with other publicly traded companies, including Drugstore.com from 1999 through its acquisition in 2011. The Board of Directors has concluded that Mr. Savoy should serve as a director because his experience as a chief executive officer, and in various other executive roles, has provided him with broad leadership and executive experience, which contributes operational knowledge and strategic planning skills, along with knowledge important to our corporate development and any mergers and acquisitions activities.

Robert J. Chamberlain has been a director since August 2015. From August 2014 to April 2016, Mr. Chamberlain served as the Chief Financial Officer of Big Fish Games Incorporated, a leading provider of casual games, which was acquired by Churchill Downs, Inc. in December 2014. From February 2013 to August 2014, Mr. Chamberlain served as the Senior Vice President and Chief Financial Officer of Audience Science Incorporated, a leading provider of enterprise advertising management systems. Prior to that, from 2009 to August 2011, Mr. Chamberlain was senior vice president and Chief Financial Officer of PopCap Games Incorporated, another provider of casual gaming that was acquired by Electronic Arts, Inc. From 2006 to 2009, Mr. Chamberlain served as Chief Financial Officer of WatchGuard Technologies Incorporated, a private global provider of firewall and unified threat management appliances. He has also served as Chief Financial Officer of other technology companies in the Seattle area including F5 Networks, Onyx Software Corp. (acquired by Consona Corporation) and Photodisc (acquired by Getty Images, Inc.). Earlier in his career, Mr. Chamberlain was an audit partner in the Seattle office of KPMG where he served middle market public and private companies. Mr. Chamberlain has a B.S. in Business Administration-Accounting from California State University Northridge. His career at KPMG and as a Chief Financial Officer gives him the requisite experience to qualify as an “audit committee financial expert” having “financial sophistication” for audit committee purposes. The Board of Directors has concluded that Mr. Chamberlain should serve as a director because he brings to our Board of Directors substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing publicly traded companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He also brings professional service expertise, technology industry experience, and sales and marketing experience at KPMG.

Robert A. DeSantis has been a director since August 2017. Mr. DeSantis is an experienced commercial executive with background in engineering, technology, and international operations including software-as-a-service (SaaS) computing. Since October 2015, he has been Chief Operating Officer of Conga, a document generation and automation software platform. From July 2015 to October 2015 he was a principal at Rosebriar Consulting, and from June 2014 to July 2015 he was Chief Revenue Officer of Blue Box Group, which was acquired by IBM in June 2015. Mr. DeSantis was Chief Revenue Officer of Tier 3, Inc., (now CenturyLink Cloud) from June 2013 to June 2014, and was Senior Vice President of Commercial Operation of Symform from October 2012 to May 2013. Before that he held executive positions at Docusign, Inc., Procuri Inc., ImageX, Inc., and several other technology companies. Mr. DeSantis has a B.S. in Electrical Engineering from Boston University and an M.B.A. from Temple University. The Board of Directors has concluded that Mr. DeSantis should serve as a director because of his extensive experience managing operations, global sales, marketing and business development organizations at companies across the technology sector, with significant SaaS experience over the past 20 years.

Andrew S. G. Harries has been a director since November 2012, and has served as the Chairman of the Board since July 2013. Mr. Harries is a business advisor and corporate director and since 2016 has held the post of Tom Foord Professor of Practice in Entrepreneurship and Innovation at Simon Fraser University’s Beedie School of Business. He is an advisor to Mojio, Inc., an open platform for connected cars, and serves on the advisory council and is a past board chair of Science World British Columbia. Mr. Harries was a co-founder of Sierra Wireless (NASDAQ: SWIR), a NASDAQ-listed wireless Internet of Things systems vendor, from 1993 to 2004, and previously served as Sierra’s Senior Vice President of Sales, Marketing and Operations. Subsequently, Mr. Harries co-founded Zeugma Systems Inc. where he served as the President and Chief Executive Officer from 2004 until Tellabs Inc. acquired substantially all of Zeugma in 2010. He chaired the board of directors of Contractually, an online contract management company, from January 2014 until its acquisition by Coupa Software in December 2015. Prior to co-founding Sierra Wireless, Mr. Harries held a variety of positions at Motorola Inc. He holds three US patents and an M.B.A. from Simon Fraser University. The Board of Directors has concluded that Mr. Harries should serve as a director because of his embedded technology industry expertise and extensive management and sales and marketing experience. He also has experience as a public company board member.

Mary Jesse has been a director since August 2016. Ms. Jesse is a technology executive, strategist, inventor and pioneer in the wireless, media and product development arenas. Since January 2018, Ms. Jesse has served as Chief Executive Officer and Board Member of Heyou Media, a technology-driven content company which licenses, produces and distributes digital media. Since 2003, she has been the managing partner of Hexagon Blue LLC, a technology and business consulting company serving a wide variety of organizations and industries. From September 2015 to October 2017, she served as Chief Strategy Officer of VRstudios, a global virtual reality company based in Bellevue, Washington. From 2007 to October 2014, she was the founder and Chief Executive Officer of Ivy Corp., an enterprise messaging technology company. Prior to that, she served as the co-founder and Chief Technology Officer of RadioFrame Networks; Vice President of Strategic Technology of McCaw Cellular Communications, Inc.; and Vice President of Technology Development of AT&T Wireless. A licensed professional engineer, Ms. Jesse holds a B.S. in electrical engineering from the University of Utah and an M.S. in electrical engineering from Santa Clara University, in addition to having authored nineteen patents. She currently serves on the Bellevue, Washington, Chamber of Commerce Board of Directors in addition to serving as an advisor to multiple technology companies. Ms. Jesse volunteers her time to support STEM education, entrepreneurship and diversity in business and technology. The Board of Directors has concluded that Ms. Jesse should serve as a director because of her extensive technology product development experience and work with a wide range of emerging businesses.

Kendra A. VanderMeulen has been a director since March 2005. Ms. VanderMeulen is currently the President of the National Christian Foundation Northwest, a position she has held since 2007, where she has also been a director since 2015. She served as Executive Vice President, Mobile of InfoSpace from May 2003 to December 2004, and is an active board member or advisor to a variety of privately held companies in the wireless Internet arena, including INRIX, Inc. Ms. VanderMeulen joined AT&T Wireless (formerly McCaw Cellular Communications) in 1994 to lead the formation of the wireless data division. Prior to McCaw Cellular Communications, Ms. VanderMeulen served as Chief Operating Officer and President of the Communications Systems Group of Cincinnati Bell Information Systems (now Convergys). She also held a variety of business and technical management positions at AT&T in the fields of software development, voice processing, and signaling systems. Ms. VanderMeulen received a B.S. in mathematics from Marietta College and an M.S. in computer science from Ohio State University. She is the recipient of the 1999 Catherine B. Cleary award as the outstanding woman leader of AT&T. Ms. VanderMeulen has broad industry experience both in management and as a board member. She also brings experience in managing product development, sales and marketing efforts, mergers and acquisitions, and directly managing engineering efforts. The Board of Directors has concluded that Ms. VanderMeulen should serve as a director because of her experience in and deep understanding of the wireless Internet industry, because her experience at AT&T has provided her with broad leadership and executive abilities, and because her outside board experience as a director of other technology companies enables her to provide essential strategic and corporate governance leadership to our management team and Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF MESSRS. CHASE AND SAVOY TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors has adopted a structure under which the Chairman of the Board is an independent director. We believe that having a Chairman independent of management provides effective leadership for the Board of Directors and helps ensure critical and independent thinking with respect to our strategy and performance. In addition, the Board believes this governance structure promotes balance between the Board's independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Moreover, the current separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing us and leverage the experience and perspectives of the Chairman. Our Chief Executive Officer has generally also been a member of the Board of Directors, as the sole management representative on the Board of Directors. Mr. Chase is a director as well as our President and Chief Executive Officer. We believe it is important to enable our Chief Executive Officer to provide information and insight about us directly to the directors in their deliberations. Our Board of Directors believes that separating the Chief Executive Officer and Chairman of the Board roles and also having the Chairman of the Board role represented by an independent director is the appropriate leadership structure for us at this time and demonstrates our commitment to effective corporate governance.

Our Chairman of the Board is responsible for the effective functioning of our Board of Directors, enhancing its efficacy by guiding Board of Directors processes and presiding at Board of Directors meetings and executive sessions of the independent directors. Our Chairman presides at shareholder meetings and ensures that directors receive appropriate information from our management to fulfill their responsibilities. Our Chairman also acts as a liaison between our Board of Directors and executive management, promoting clear and open communication between management and the Board of Directors.

Board of Directors Role in Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management. Our Board, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial, accounting and investment risks and oversees and approves company-wide risk management practices. Our Governance and Nominating Committee focuses on the management of risks associated with Board organization, membership, structure and corporate governance. In addition, our Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and related to succession planning for our executive officers. In February 2018, the responsibilities of the ad hoc Risk Management Committee, which had previously been established as an ad hoc subcommittee of the Audit Committee, were assumed by the Audit Committee.

Board of Directors Independence

The Board of Directors has determined, after consideration of all relevant factors, that each of Messrs. Chamberlain, DeSantis, Harries and Savoy and Mses. Jesse and VanderMeulen, constituting a majority of our Board of Directors, qualifies as an “independent” director as defined under applicable rules of The NASDAQ Stock Market LLC (“NASDAQ”) and that none of such directors has any relationship with us that would interfere with the exercise of their independent business judgment.

Standing Committees and Attendance

The Board of Directors held seven meetings during 2017. All directors attended more than 75% of the aggregate of the meetings of the Board of Directors and committees thereof, if any, upon which such director served during the period for which he or she has been a director or committee member during 2017.

The Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. Information about these standing committees and committee meetings is set forth below.

Audit Committee

The Audit Committee is currently comprised of Messrs. Chamberlain (Committee Chair), Harries and Savoy. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” director under applicable SEC and NASDAQ rules. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows. Further, no member of the Audit Committee has participated in the preparation of our consolidated financial statements, or those of any of our current subsidiaries, at any time during the past three years. The Board of Directors has designated Mr. Chamberlain as an “audit committee financial expert” as defined under applicable SEC rules and has determined that Mr. Chamberlain possesses the requisite “financial sophistication” under applicable NASDAQ rules.

The Audit Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate. A current copy of the Audit Committee charter is available on our website at www.bsquare.com under the “Our Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

The Audit Committee is responsible for overseeing our independent auditors, including their selection, retention and compensation, reviewing and approving the scope of audit and other services by our independent auditors, reviewing the accounting policies, judgments and assumptions used in the preparation of our financial statements and reviewing the results of our audits. The Audit Committee is also responsible for reviewing the adequacy and effectiveness of our internal controls and procedures, including risk management, establishing procedures regarding complaints concerning accounting or auditing matters, reviewing and, if appropriate, approving related-party transactions, reviewing compliance with our Code of Business Conduct and Ethics, and reviewing our investment policy and compliance therewith. The Audit Committee held four meetings during 2017.

Compensation Committee

The Compensation Committee currently consists of Messrs. Savoy (Committee Chair), DeSantis and Harries and Ms. VanderMeulen. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” and “non-employee” director under applicable NASDAQ and SEC rules and qualifies as an “outside director” pursuant to the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee makes recommendations to the Board of Directors regarding our general compensation policies as well as the compensation plans and specific compensation levels for its executive officers. The Compensation Committee held three meetings during 2017.

The Compensation Committee has a number of functions and responsibilities as delineated in its written charter, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate. A current copy of the Compensation Committee charter is available on our website at www.bsquare.com under the “Our Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

One of the primary responsibilities of the Compensation Committee is to oversee, and make recommendations to the Board of Directors for its approval of, the compensation programs and performance of our executive officers, which includes the following activities:

•	Establishing the objectives and philosophy of the executive compensation programs;
•	Designing and implementing the compensation programs;
•	Evaluating the performance of executives relative to their attainment of goals under the programs and reporting to the Board of Directors such evaluation information;
•	Evaluating our succession plan for the Chief Executive Officer;
•	Calculating and establishing payouts and awards under the programs as well as discretionary payouts and awards;
•	Reviewing base salary levels and equity ownership of the executives; and
•	Engaging consultants from time to time, as appropriate, to assist with program design, benchmarking, etc.

Additional information regarding the roles, responsibilities, scope and authority of the Compensation Committee, as well as the extent to which the Committee may delegate its authority, the role that our executive officers serve in recommending compensation and the role of compensation consultants in our compensation process is set forth below under “Executive Officer Compensation.”

The Compensation Committee also periodically reviews the compensation of the Board of Directors and proposes modifications, as necessary, to the full Board for its consideration.

Governance and Nominating Committee

The Governance and Nominating Committee currently consists of Ms. VanderMeulen (Committee Chair), Mr. Harries and Ms. Jesse. The Board of Directors has determined that, after consideration of all relevant factors, each of these directors qualifies as an “independent” director under applicable NASDAQ rules. The Governance and Nominating Committee held two meetings during 2017.

The Governance and Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which is reviewed by the committee on an annual basis, and by the Board of Directors as appropriate. A current copy of the Governance and Nominating Committee charter is available on our website at www.bsquare.com under the “Our Company” tab, on the Corporate Governance page under Management and Corporate Governance - Board Committees and Charter Documents.

The primary responsibilities of the Governance and Nominating Committee are to:

•	Develop and recommend to the Board of Directors criteria for selecting qualified director candidates;
•	Identify individuals qualified to become Board members;
•	Evaluate and select director nominees for each election of directors;
•	Consider the committee structure of the Board of Directors and the qualifications, appointment and removal of committee members;
•	Recommend codes of conduct and codes of ethics applicable to us; and
•	Provide oversight in the evaluation of the Board of Directors and each committee.

Director Nomination Process

The Board of Directors has determined that director nomination responsibilities should be overseen by the Governance and Nominating Committee (the “GNC”). One of the GNC’s goals is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience. Although the GNC and the Board of Directors do not have a formal diversity policy, the Board of Directors instructed the GNC to consider such factors as it deems appropriate to develop a Board and committees that are diverse in nature and comprised of experienced and seasoned advisors. Factors considered by the GNC include judgment, knowledge, skill, diversity (including factors such as race, gender and experience), integrity, experience with businesses and other organizations of comparable size, including experience in software products and services, the Internet of Things industry, business, finance, administration or public service, the relevance of a candidate’s experience to our needs and experience of other Board members, familiarity with national and international business matters, experience with accounting rules and practices, the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members, and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In addition, directors are expected to be able to exercise their best business judgment when acting on behalf of us and our shareholders, act ethically at all times and adhere to the applicable provisions of our Code of Business Conduct and Ethics. Other than consideration of the foregoing and applicable SEC and NASDAQ requirements, unless determined otherwise by the GNC, there are no stated minimum criteria, qualities or skills for director nominees. The GNC may also consider such other factors as it may deem are in the best interests of us and our shareholders. In addition, at least one member of the Board of Directors serving on the Audit Committee should meet the criteria for an “audit committee financial expert” having the requisite “financial sophistication” under applicable NASDAQ and SEC rules, and a majority of the members of the Board of Directors should meet the definition of “independent director” under applicable NASDAQ rules.

The GNC identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. The GNC also takes into account an incumbent director’s performance as a Board member. If any member of the Board of Directors does not wish to continue in service, if the GNC decides not to re-nominate a member for reelection, if the Board decided to fill a director position that is currently vacant or if the Board of Directors decides to recommend that the size of the Board of Directors be increased, the GNC identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of the Board of Directors and management are polled for suggestions as to individuals meeting the GNC’s criteria. Research may also be performed to identify qualified individuals. Nominees for director are selected by a majority of the members of the GNC, with any current directors who may be nominees themselves abstaining from any vote relating to their own nomination.

It is the policy of the GNC to consider suggestions for persons to be nominated for director that are submitted by shareholders. The GNC will evaluate shareholder suggestions for director nominees in the same manner as it evaluates suggestions for director nominees made by management, then-current directors or other appropriate sources. Shareholders suggesting persons as director nominees should send information about a proposed nominee to our Secretary at our principal executive offices as referenced above at least 120 days before the anniversary of the mailing date of the prior year’s proxy statement. This information should be in writing and should include a signed statement by the proposed nominee that he or she is willing to serve as a director of BSQUARE, a description of the proposed nominee’s relationship to the shareholder and any information that the shareholder feels will fully inform the GNC about the proposed nominee and his or her qualifications. The GNC may request further information from the proposed nominee and the shareholder making the recommendation. In addition, a shareholder may nominate one or more persons for election as a director at our annual meeting of shareholders if the shareholder complies with the notice, information, consent and other provisions relating to shareholder nominees contained in our Bylaws. Please see the section above titled “Deadlines for Receipt of Shareholder Proposals” for important information regarding shareholder proposals, including director nominations.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics in compliance with applicable rules of the SEC that applies to our principal executive officer, our principal financial officer and our principal accounting officer or controller, or persons performing similar functions, as well as to all members of our Board of Directors and all other employees. A copy of this policy is available on our website at www.bsquare.com under the “Our Company” tab, on the Corporate Governance page under Management and Corporate Governance – Policies, or free of charge upon written request to the attention of our Secretary, by regular mail at our principal executive offices, email to investorrelations@bsquare.com, or fax at 425-519-5998. We will disclose, on our website, any amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Business Conduct and Ethics enumerated in applicable rules of the SEC.

2017 Director Compensation

When joining the Board, directors receive a one-time grant of 25,000 stock options, which vest quarterly over two years, and an initial grant of restricted stock units. The Chairman of the Board receives a one-time grant of 50,000 stock options when joining the Board (or 25,000 stock options if appointed as Chairman of the Board while already serving as a director), and an initial grant of restricted stock units. The number of shares underlying the initial restricted stock unit awards granted to new directors is determined by dividing $50,000 by our closing stock price on the date of grant (or $75,000 in the case of the Chairman of the Board (or $25,000 if appointed as Chairman of the Board while already serving as a director)) and is prorated based on the date on which such director is appointed. Thereafter, standing directors receive annual grants of restricted stock units, the number of shares underlying which is determined by dividing $50,000 by our closing stock price on the date of grant ($75,000 in the case of the Chairman of the Board). The annual restricted stock unit awards are granted on the earlier of (i) the day of the annual meeting of our shareholders or (ii) the last trading day of our second fiscal quarter. The restricted stock unit awards vest quarterly over one year. All equity awards cease vesting as of the date a director’s service on the Board terminates for any reason, provided that the Board may accelerate the vesting of any outstanding stock award for a director whose service on the Board terminates for any reason other than removal for cause.

We also pay annual cash director fees of $30,000 to non-Chair directors and $40,000 to the Chairman of the Board, and annual Board Committee fees to directors who serve on the Audit Committee of $10,000 and $5,000 to directors who serve on other committees. The Chairs of the Governance and Nominating Committee and the Compensation Committee receive additional annual Board Committee fee compensation of $3,000. All cash amounts are payable in quarterly increments. Directors are also reimbursed for reasonable expenses incurred for Board-related activities. Mr. Chase, our President and Chief Executive Officer, does not receive additional compensation for services provided as a director.

The table below presents the 2017 compensation of our non-employee directors. The compensation of Mr. Chase is described in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Name	($)	($)	($)	($)
Robert J. Chamberlain (4)	$42,917	$50,000	-	$92,917
Robert A. DeSantis (5)	5,833	45,835	$50,243	101,911
Andrew S.G. Harries (6)	55,000	75,000	-	130,000
Mary Jesse (7)	33,750	50,000	-	83,750
William D. Savoy (8)	48,000	50,000	-	98,000
Kendra A. VanderMeulen (9)	41,750	50,000	-	91,750

(1)	Fees paid earned or paid in cash are composed of payments for services performed in each prior quarter.
(2)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2017. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 22, 2018 (the “2017 10-K”).

(3)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included reflect only the awards treated as granted in 2017. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2017 10-K.

(4)	Mr. Chamberlain held 25,000 stock options and 5,128 restricted stock units as of December 31, 2017.
(5)	Mr. DeSantis was appointed to our Board on August 4, 2017 and held 25,000 stock options and 6,307 restricted stock units as of December 31, 2017.
(6)	Mr. Harries held 25,000 stock options and 7,692 restricted stock units as of December 31, 2017.
(7)	Ms. Jesse held 25,000 stock options and 5,128 restricted stock units as of December 31, 2017.
(8)	Mr. Savoy held 5,128 restricted stock units as of December 31, 2017.
(9)	Ms. VanderMeulen held 5,128 restricted stock units as of December 31, 2017.

EXECUTIVE OFFICER COMPENSATION

Executive Officers

The names and certain information about our executive officers as of the record date are set forth below:

Name	Age	Position
Jerry D. Chase	58	President and Chief Executive Officer, Director
Peter J. Biere	61	Chief Financial Officer, Assistant Secretary and Treasurer
David Wagstaff	56	Chief Technology Officer

Mr. Chase’s biographical details are set out above under the heading “Nominees and Continuing Directors.”

Peter J. Biere joined us as Chief Financial Officer in December 2016. Prior to joining BSQUARE, from February 2013 to December 2016, Mr. Biere served as Chief Financial Officer of DreamBox Learning, a cloud-based provider of personalized math instruction. From July 2012 to February 2013, Mr. Biere served as a Partner in NextLevel, an executive services advisory firm. From August 2010 through April 2012, Mr. Biere served as Chief Financial Officer of Global Scholar, an enterprise software platform provider, until its acquisition in January 2011 and then in various financial management positions post-acquisition. Prior to 2010, Mr. Biere was employed by several public and private companies in senior financial management positions. Mr. Biere received B.A. and Masters in Accounting degrees from the University of Iowa and received his C.P.A. license (currently inactive) in 1983.

David Wagstaff joined us in November 2013 and currently serves as our Chief Technology Officer. In this role, Mr. Wagstaff oversees a comprehensive and integrated strategy for all of our products including DataV, our Internet of Things offering. Mr. Wagstaff served as Chief Architect, Advanced Solutions at Lantronix (NASDAQ: LTRX) from 2008 to October 2013. From 1980 to 2008, Mr. Wagstaff held a number of senior and strategic technology positions including Director of Engineering at Lantronix, Director of Software Development at Open Text, Inc. and Software Development Manager at both Gauss Interprise, Inc. and Diebold.

Summary Compensation Table

The following table sets forth the compensation earned during the past two fiscal years by (i) the person who served as our chief executive officer during 2017 and (ii) the two most highly compensated executive officers other than the chief executive officer who were serving as executive officers at the end of 2017 and whose total compensation for 2017 exceeded $100,000. The persons described in clauses (i) and (ii) above are collectively referred to herein as our “named executive officers.”

Summary Compensation Table

						Nonequity
						incentive
						plan	All other
				Stock	Option	compen-	compen-
		Salary	Bonus	awards(1)	awards(2)	sation(3)	sation(4)	Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)	($)
Jerry D. Chase	2017	374,808	—	—	—	69,300	10,375	454,482
President and Chief Executive Officer	2016	363,212	—	50,500	122,350	219,376	5,817	761,255
Scott B. Caldwell (5)	2017	311,339	—	—	—	52,817	8,618	372,774
Vice President of Business Development	2016	397,269	—	50,500	122,350	5,000	8,627	583,746
Peter J. Biere (6)	2017	265,846	—	—	—	94,500	17,922	378,268
Chief Financial Officer, Asst. Secretary and Treasurer	2016	—	—	43,875	313,528	—	—	357,403

(1)

The amounts in this column reflect the aggregate grant-date fair value of restricted stock unit awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2017 10-K.

(2)

The amounts in this column reflect the aggregate grant-date fair value of stock option awards, determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 for stock-based compensation. The amounts included for a particular year reflect only the awards treated as granted in that year. Pursuant to SEC rules, the amounts shown disregard the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these award amounts are set forth in Note 10 (Shareholders’ Equity) to the financial statements included in Part II, Item 8 of our 2017 10-K.

(3)

Represents cash bonuses earned by Mr. Chase under the 2016 and 2017 Annual Bonus Program, paid in February 2017 and February 2018, respectively; a cash bonus earned by Mr. Caldwell under the 2017 Annual Bonus Program paid in February 2018 and a 2016 sales target achievement cash bonus earned by Mr. Caldwell paid in January 2016; and a cash bonus earned by Mr. Biere under the 2017 Annual Bonus Program, paid in February 2018.

(4)	Represents 401(k) matching employer contributions, premiums paid by us under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use.
(5)	Salary includes commissions paid to Mr. Caldwell of $262,269 in 2016 and $63,551 in 2017.

(6)

Mr. Biere was appointed as Chief Financial Officer in December 2016. All other compensation in 2017 includes an $8,000 sign-on bonus paid to Mr. Biere upon the commencement of his employment, 401(k) matching employer contributions, premiums paid by us under a group life insurance plan, and an allowance for mobile telephone and data service, which includes personal use.

Employment Agreements with Named Executive Officers

We have agreements with our named executive officers, which include provisions regarding post-termination compensation. We do not have a formal severance policy or plan applicable to our executive officers as a group.

Under our agreement with Mr. Chase dated February 24, 2014, he was entitled to receive an annual salary of $325,000, was granted 7,500 restricted stock units (“RSUs”) and options to purchase 165,000 shares of our common stock, and is eligible to receive an annual bonus under our Annual Bonus Program equal to 77% of his annual salary at 100% achievement (as described below under “Annual Bonus Program”). Mr. Chase’s annual salary was increased to $350,000 effective February 17, 2015, to $365,000 effective February 9, 2016, to $375,000 effective January 1, 2017 and to $386,250 effective January 1, 2018. The RSUs and options vested as follows: 33% vested on February 26, 2015, and the balance vested in equal monthly installments for two years thereafter. In the event Mr. Chase’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive severance equal to 12 months of his then annual base salary, continued COBRA coverage at our expense for a period of 12 months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within 18 months after a change of control of BSQUARE (as defined in the agreement), Mr. Chase’s employment is terminated when neither cause nor long term disability exists or Mr. Chase terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Chase of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to 18 months of his then annual base salary, 150% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of 18 months following his termination date (provided that, during the first 18 months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the 18-month period following a change of control, Mr. Chase shall thereafter only be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Chase’s unvested stock options and restricted stock shall become fully vested and immediately exercisable. We have agreed to make a tax “gross up” payment to Mr. Chase in the event that payments under his agreement would subject him to the IRS parachute excise tax.

Under our agreement with Mr. Caldwell dated February 21, 2014, Mr. Caldwell was entitled to receive an annual salary of $135,000, was granted options to purchase 30,000 shares of our common stock, and was eligible to receive target incentive compensation equal to 140% of his annual salary at 100% achievement of his individual incentive compensation plan (as described below under “Incentive Sales Compensation Plan”). The options vested as follows: 33% vested on February 26, 2015, and the balance vested in equal monthly installments for two years thereafter. Effective January 1, 2017, Mr. Caldwell’s annual salary was increased to $250,000 and he is eligible to receive an annual bonus under our Annual Bonus Program equal to 60% of his annual salary at 100% achievement (as described below under “Annual Bonus Program”). In the event Mr. Caldwell’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Caldwell of any employment-related claims, effective January 1, 2017, he shall be entitled to receive severance equal to six months of his then annual base salary, payable on our regular payroll schedule, and continued COBRA coverage at our expense for a period of six months following his termination date, each increased from three months as previously provided in his February 21, 2014 agreement. Effective January 1, 2017, in the event that, within nine months after a change of control of BSQUARE (as defined in the agreement), Mr. Caldwell’s employment is terminated when neither cause nor long term disability exists or Mr. Caldwell terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Caldwell of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, continued COBRA coverage at our expense for a period of nine months following his termination date, and, effective January 1, 2017, 66% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee) (provided that, during the first nine months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the nine-month period following a change of control, Mr. Caldwell shall thereafter only be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Caldwell’s unvested stock options and restricted stock shall become fully vested and immediately exercisable.

Under our agreement with Mr. Biere dated November 28, 2016 with a start date of December 30, 2016, Mr. Biere was entitled to receive an annual salary of $270,000, was granted 7,500 RSUs and options to purchase 100,000 shares of our common stock, and is eligible to receive an annual bonus under our Annual Bonus Program equal to 50% of his annual salary at 100% achievement (as described below under “Annual Bonus Program”). Mr. Biere’s annual salary was increased to $278,100 effective January 1, 2018. The RSUs vest as follows: 25% vested on December 30, 2017, and the balance vest in equal quarterly installments for three years thereafter. The options vest as follows: 25% vested on December 30, 2017, and the balance vest in equal monthly installments for three years thereafter. In the event Mr. Biere’s employment is terminated by us when neither cause nor long term disability exists (as such terms are defined in the agreement), subject to execution of a release by Mr. Biere of any employment-related claims, he shall be entitled to receive severance equal to six months of his then annual base salary, continued COBRA coverage at our expense for a period of six months following his termination date and a pro rata portion of his annual bonus as determined by the Compensation Committee, payable on our regular payroll schedule. In the event that, within nine months after a change of control of BSQUARE (as defined in the agreement), Mr. Biere’s employment is terminated when neither cause nor long term disability exists or Mr. Biere terminates his employment for good reason (as defined in the agreement), subject to execution of a release by Mr. Biere of any employment-related claims, he shall be entitled to receive a one-time lump sum severance payment equal to nine months of his then annual base salary, 66% of his target annual bonus as determined by the Compensation Committee (subject to modification by the Compensation Committee), and continued COBRA coverage at our expense for a period of nine months following his termination date (provided that, during the first nine months after a change of control of BSQUARE, such severance payments shall be in lieu of the severance payments described in the preceding sentence, and after expiration of the nine -month period following a change of control, Mr. Biere shall thereafter only be entitled to the severance payments described in the preceding sentence). In addition, immediately prior to a change of control of BSQUARE, all of Mr. Biere’s unvested stock options and restricted stock shall become fully vested and immediately exercisable.

Although the terms of our Fourth Amended and Restated Stock Plan (the “Stock Plan”) do not specifically provide for accelerated vesting of equity awards for participants in the event of a change in control, the Stock Plan provides that individual equity award agreements may provide for accelerated vesting in connection with certain transactions defined in the Stock Plan (including certain change-in-control transactions). In addition, the Stock Plan provides that the Board of Directors may elect to accelerate vesting for any Stock Plan participant at such times and in such amounts as the Board of Directors determines.

Determination of Compensation

The Compensation Committee’s philosophy regarding total executive compensation is to provide a comprehensive and competitive compensation package consisting of base salary, short-term cash incentives (STI) and long-term equity incentives (LTI) that helps align management team incentives with shareholder interests and promote growth in shareholder value. Base salary and STI represents total targeted cash compensation (TTC) for each executive. Over the last several years, the Compensation Committee, based on input from an outside compensation consultant (as further described below), has been gradually increasing the level of STI for each executive to bring the TTC level closer to market peer median levels. Although we believe our executive base salaries are generally slightly below median level, with the structure of the STI, our executive TTC is generally near median levels. We intend to review executive compensation survey information each year to maintain competitive levels of compensation for our management team.

We also review with our outside compensation consultant the level of LTI for each of our executive team. Historically, our level of LTI has been below market peer median levels. We anticipate that gradually over future years, the level of LTI will be increased to bring this component of executive compensation closer to median levels.

Total Compensation

For purposes of evaluating executive officer total compensation including base salary, discretionary bonus, equity awards and incentive compensation, the Compensation Committee primarily considers two factors:

•

Benchmark data: The Compensation Committee has the authority to engage its own advisers to assist in carrying out its responsibilities, and historically the Compensation Committee has engaged a compensation consultant on an annual basis to review and benchmark our executive compensation programs. In each of 2016 and 2017, the Compensation Committee engaged the services of Applied HR Strategies, Inc. (“Applied HR Strategies”), a compensation consulting firm, to advise the Compensation Committee regarding the amount and types of compensation that we provide to our executive officers and how our compensation practices compared to the compensation practices of other companies. Applied HR Strategies reports directly to our Compensation Committee in all matters of executive compensation. In connection with the engagement of Applied HR Strategies, our Compensation Committee took into consideration the following factors: (i) the provision of other services to us by Applied HR Strategies; (ii) the amount of fees paid by us to Applied HR Strategies as a percentage of the firm’s total revenue; (iii) policies and procedures of Applied HR Strategies that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Applied HR Strategies or the individual compensation advisors employed by the firm with any of our executive officers; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any of our common stock owned by the individual compensation advisors employed by the firm. Based on its review, the Compensation Committee believes that Applied HR Strategies does not have any conflicts of interest in advising the Compensation Committee under applicable SEC or NASDAQ rules.

•

Company and individual-specific factors: In addition to considering compensation levels of executives at similarly sized regional public companies, the Compensation Committee, in conjunction with the Chief Executive Officer, reviews our financial performance objectives as well as non-financial performance objectives applicable to each executive (other than the Chief Executive Officer). Our financial performance objectives are determined through collaboration with the Chief Executive Officer, the Board of Directors and the Compensation Committee. The non-financial performance objectives applicable to each executive officer (other than the Chief Executive Officer) are determined in collaboration with the Chief Executive Officer, the executive officer and the Compensation Committee. The Compensation Committee determines the financial and non-financial performance objectives applicable to the Chief Executive Officer. These objectives and associated awards are governed by the Annual Bonus Program (“ABP”) with respect to our executive officers. The ABP for 2017 is described below under “Short-Term Incentive Plan Compensation (STI).”

Base Salary and Discretionary Bonus

The Compensation Committee’s goal is to provide a competitive base salary for our executive officers. The Compensation Committee has not established any formal guidelines for purposes of setting base salaries (such as payment at a particular percentile of the benchmark group), but instead considers the benchmark data along with our performance and the individual’s performance and experience in determining what represents a competitive salary. The Compensation Committee also considers these factors in its recommendations to the Board of Directors regarding whether and in what amounts to award discretionary cash bonuses, apart from cash awards that may be provided for under incentive plans.

Short-Term Incentive Plan Compensation (STI)

Our named executive officers also participate in incentive compensation programs as described below. Our executive officers participate in the ABP, the terms of which vary from year to year. Each of Messrs. Chase, Caldwell and Biere participated in the 2017 ABP.

Annual Bonus Program (ABP)

The objectives of the ABP are to:

•	Encourage and reward corporate and individual performance;
•	Seek alignment of executive officers’ compensation with shareholder interests on both a short-term and long-term basis; and
•	Attract and retain highly qualified executives.

The ABP is maintained in collaboration among the Compensation Committee, the Board of Directors and the Chief Executive Officer. Payment to the executive officers under the ABP for 2017 was contingent on (1) the weighted achievement of two annual company financial targets related to (a) adjusted revenue and (b) adjusted EBITDAS (collectively, the “Company Portion”), and (2) the achievement of individual objectives set for each executive (the “Individual Portion”). Individual objectives were related to DataV bookings and unique new DataV pilot customers. The Company Portion represents between 30% and 50% of a total bonus that may be earned under the 2017 ABP while the Individual Portion represents the remaining portion or between 50% and 70% of the total.

The bonus amount under the 2017 ABP was determined by the following formula, the elements of which are described below:

Bonus Amount =	The Company Portion (total of 30% to 50%): (Base Salary * Target Bonus Opportunity) * Company Achievement Multipliers
PLUS
The Individual Portion (total of 50% to 70%): (Base Salary * Target Bonus Opportunity) * Individual Achievement Multipliers

Target Bonus Opportunity. The Target Bonus Opportunity for each executive officer is set as a percentage of base salary. The philosophy used by the Compensation Committee in setting the Target Bonus Opportunity was similar to that used in setting base salaries for the executive officers, including consideration of the benchmark data described previously, among other things. The 2017 Target Bonus Opportunity percentage was as follows for the applicable named executive officer:

Target Bonus
Title	Opportunity
Chief Executive Officer	77%
Chief Financial Officer	50%
Vice President of Business Development	60%

The Company Portion:

The Compensation Committee, in conjunction with the Chief Executive Officer and Board of Directors, determines the adjusted revenue and adjusted EBITDAS measures that must be met in order for each executive to earn the Company Portion of their ABP bonus. Adjusted revenue is defined as total revenue excluding revenue recognized under DataV contracts but including DataV contract bookings, due to the complexity of revenue recognition rules for these contracts. Similarly, adjusted EBITDAS is defined as operating income (loss) before depreciation expense on fixed assets, amortization expense (including impairment) on intangible assets and stock-based compensation expense, adjusted for DataV contract bookings rather than revenue. Adjusted EBITDAS excludes accrued executive bonus expense. The Compensation Committee also has discretion to make other adjustments based on particular facts and circumstances that may arise.

The Compensation Committee established the following parameters for the Company Portion of the 2017 ABP bonuses:

Bonus Thresholds:  The minimum achievement required in order for the Company Portion of the ABP bonuses to be paid was 93% of revenue and a fixed minimum of adjusted EBITDAS (each, a “Bonus Threshold”). If the Bonus Thresholds are achieved, the applicable bonus payout starts at 30% of the target amount. If either of the Bonus Thresholds is not achieved, then the Company Achievement Multiplier is set at 0%, and no Company Portion of the ABP bonuses is paid for that particular measure.

Bonus Targets: These are the adjusted revenue and adjusted EBITDAS levels at which the Company Achievement Multiplier was set at 100% (each, a “Bonus Target”).

Bonus Caps: These are the adjusted revenue and adjusted EBITDAS levels at which the Company Achievement Multiplier was capped at 150%.

When adjusted revenue and/or adjusted EBITDAS falls between the respective Bonus Threshold and Bonus Target, the Company Achievement Multiplier is assigned from 30% to 100% on a curve favoring higher performance. When adjusted revenue and/or adjusted EBITDAS falls between the respective Bonus Target and Bonus Cap, the Company Achievement Multiplier is assigned from 100% to 150% on a curve favoring higher performance. If adjusted revenue and/or adjusted EBITDAS is greater than the respective Bonus Cap, the Company Achievement Multiplier remains capped at its cap level.

For 2017, the financial targets for the Company Achievement Multiplier were as follows:

Description	Achievement Percentage	Adjusted EBITDAS	Revenue
Below Bonus Threshold	0%	<$(1,151,681)	<$90,349,500
Bonus Threshold	30% - 100% prorated	$(1,151,681) - $(50,001)	$90,349,500 - $97,149,999
Bonus Plan	100% - Cap	$(50,000) - $736,915	$97,150,000 - $102,007,500
Bonus Target	Cap	> $736,915	> $102,007,500

The Individual Portion:

Individual Achievement Multiplier. Each executive other than the Chief Executive Officer was assigned objectives by the Chief Executive Officer. The Compensation Committee in conjunction with the Board of Directors determined the Chief Executive Officer’s objectives. Objectives for executives other than the Chief Executive Officer may be modified by the Chief Executive Officer during the year in order to fit current business conditions. Objectives are meant to provide guidance and incentive for each executive in the day-to-day operation of a particular business function.

Each objective carries a particular weighting, with the sum of all objective weightings under the Individual Portion adding up to 100%.

At the end of the year, the Chief Executive Officer reviews each objective with the particular executive, and determines if the objective was achieved (0% or 100%), or in the case of a prorated objective, what percentage of the objective was achieved. The Chief Executive Officer’s determination is reviewed by the Compensation Committee. The Compensation Committee reviews the Chief Executive Officer’s achievement of objectives.

The Individual Achievement Multiplier is then determined by multiplying the achievement level of each objective by the assigned weighting for that objective. The results for all objectives are then added together to determine the Individual Achievement Multiplier. For example, if an executive had three objectives, each weighted at 33%, the Individual Achievement Multiplier would be determined as follows:

Individual Achievement Multiplier =	(Objective 1 Achievement % * 33.33%) + (Objective 2 Achievement % * 33.33%) + (Objective 3 Achievement % * 33.33%)

As noted above, the objective achievement percentage for pass/fail objectives will be 0% or 100%. For prorated objectives, the objective achievement percentage will be prorated between 0% and 100%, inclusive.

Payment of Bonuses. Generally, the Compensation Committee and Chief Executive Officer will attempt to complete bonus calculations as quickly as possible once the fiscal year ends and our finance team has provided the applicable financial measures for the year. Once the bonus calculations are complete, they must be presented to and approved by the Board of Directors. Cash payments were made for the 2017 ABP in February 2018.

Executives must be employed by us at the end of the measurement year in order to be eligible for a bonus.

2017 Bonus Amounts. In 2017, our adjusted revenue was 79% of the revenue bonus plan of $102.0 million and our modified adjusted EBITDAS was less than the modified adjusted EBITDAS bonus threshold of $(1,151,681). As a result, both measures fell below the minimum required for bonus payout. The Board of Directors evaluated the achievement of the individual objectives of the executives, and as a result, a cash bonus of $69,300 was earned by the Chief Executive Officer, a cash bonus of $36,000 was earned by the Vice President of Business Development, and a cash bonus of $94,500 was earned by the Chief Financial Officer.

Incentive Sales Compensation Plan

Sales executives participate in non-equity incentive compensation plans with provisions tailored to the particular individual. The terms of these plans, including the 2016 plan applicable to Mr. Caldwell, are determined by agreement with the sales executive each year with respect to a particular year’s incentive compensation, but with terms that are subject to change each quarter. The plan applicable to Mr. Caldwell for 2016 provided for percentage commissions tied to company performance, based on gross margin from the sale of third-party licenses. There were no minimum or maximum amounts payable; percentage commissions depended entirely on our level of achievement with respect to the particular performance measures. None of our named executive officers currently participates in an incentive sales compensation plan.

Other Compensation and Perquisites

Executive officers, including the named executive officers, are eligible to participate in standard benefit plans available to all employees including our 401(k) retirement plan, medical, dental, disability, vacation and sick leave and life and accident insurance. The same terms apply to all employees for these benefits except where the value of the benefit may be greater for executives because they are more highly compensated than most other employees (e.g., disability benefits). However, all executive officers receive a phone allowance of $1,800 per year, as do other employees whose job responsibility requires them to be on call. The individuals receiving the allowance are not reimbursed for normal cell phone usage. We do not provide any pension or deferred compensation benefits to our executive officers. We have agreed to make tax “gross up” payments to certain of our executives in the event that payments to them would subject them to the IRS parachute excise tax.

Long-Term Equity Incentive Awards (LTI)

Longer-term incentives in the form of grants of stock options, restricted stock, restricted stock units and other forms of equity instruments to executive officers are governed by the Stock Plan or our 2011 Inducement Award Plan (the “Inducement Plan”), as applicable.

The Compensation Committee recommends grants and awards of stock options and other forms of equity instruments to our executive officers under the Stock Plan or Inducement Plan, as applicable. Grants and awards recommended by the Compensation Committee are then submitted to the Board of Directors for approval. Stock options have historically been granted at the time of hire of an executive officer. Further, the Compensation Committee periodically reviews the equity ownership of the executive officers and may recommend to the Board of Directors additional awards of equity instruments under the Stock Plan based on a number of factors, including benchmark data, company performance and individual performance, the vested status of currently outstanding equity awards, the executive’s equity ownership in relation to the other executives and other factors. The Compensation Committee maintains no formal guidelines for these periodic reviews. Stock options are awarded with exercise prices equal to the closing market price per share of our common stock on the grant date. There were no grants of stock options or awards of restricted stock units to our named executives during 2017.

Outstanding Equity Awards at Fiscal Year End

The following table presents the outstanding equity awards held by the named executive officers as of December 31, 2017:

							Stock Awards
							Number	Market
							of	Value of
							Shares	Shares
							or	Or
							Units of	Units of
							Stock	Stock
	Option Awards						That	That
			Number of Securities				Have	Have
			Underlying		Option	Option	Not	Not
	Grant		Unexercised Options		Exercise	Expiration	Vested	Vested
Name	Date		Exercisable (#)	Unexercisable (#)	Price ($) (1)	Date (2)	(#)	($) (6)
Jerry D. Chase	7/01/2013		12,599	—	$2.75	7/01/2023	—	—
	2/26/2014	(3)	102,228	—	3.32	2/26/2024	—	—
	8/20/2015	(4)	25,433	18,167	6.37	8/20/2025	8,094	$37,637
	11/15/2016	(4)	13,542	36,458	5.05	11/15/2016	7,500	34,875
Scott B. Caldwell	1/7/2013	(5)	1,406	—	3.11	1/7/2023	—	—
	2/26/2014	(3)	8,375	—	3.32	2/26/2024	—	—
	8/20/2015	(4)	7,350	5,250	6.37	8/20/2025	4,856	22,580
	11/15/2016	(4)	13,542	36,458	5.05	11/15/2016	7,500	34,875
Peter J. Biere	12/30/2016	(4)	25,000	75,000	5.85	12/30/2026	5,625	26,156

(1)	The option exercise price is the closing price of our common stock on the grant date.
(2)	All options outstanding expire ten years from the grant date.
(3)	These options and awards vest one-third on the one-year anniversary of the grant date with the remainder vesting ratably on a monthly basis for two years thereafter.
(4)

The options vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a monthly basis for three years thereafter; the awards vest one-quarter on the one-year anniversary of the grant date with the remainder vesting ratably on a quarterly basis for three years thereafter.

(5)	These options vest quarterly over four years from the grant date.
(6)	Based on the closing price of our common stock of $4.65 on December 31, 2017.

Employee Benefit Plans

Equity Compensation Plan Information

The following table presents certain information regarding our common stock that may be issued upon the exercise of options and vesting of restricted stock units granted to employees, consultants or directors as of December 31, 2017:

Number of securities
	Number of securities			remaining available for future
	to be issued upon		Weighted-average	issuance under equity
	exercise of		exercise price of	compensation plans (excluding
	outstanding options,		outstanding options,	securities reflected
	warrants and rights		warrants and rights	in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,612,805	(1)	$4.73	1,095,008
Equity compensation plans not approved by security holders	416,553	(2)	$5.47	94,019	(3)

(1)	Amount includes 89,052 restricted stock units granted and unvested as of December 31, 2017.
(2)	Amount includes 27,916 restricted stock units granted and unvested as of December 31, 2017.
(3)

Indicates shares of our common stock reserved for future issuance under the Inducement Plan. There were 250,000 shares reserved for future issuance under the Inducement Plan at the time it was adopted, and in each of June 2015 and November 2016 our Board of Directors approved increases in the number of shares reserved by an additional 200,000 shares. The number of shares reserved for issuance may be modified by the Board of Directors, subject to SEC and NASDAQ limitations. There were 90,000 options and 15,000 restricted stock units granted under the Inducement Plan during 2017.

We have granted options to purchase common stock to our officers, directors, employees and consultants under the Stock Plan and under the Inducement Plan (collectively, the “Plans”). The Plans also enable us to grant restricted stock, restricted stock units and certain other equity-based compensation to our officers, directors, employees and consultants. Under the Stock Plan, we awarded restricted stock units to each of our non-employee directors in 2016 and 2017, and options to Ms. Jesse in 2016 and Mr. DeSantis in 2017 upon joining our Board of Directors. We also awarded restricted stock units to certain of our officers in 2016 under the Plans.

401(k) Plan

We maintain a tax-qualified 401(k) employee savings and retirement plan for eligible U.S. employees. Eligible employees may elect to defer a percentage of their eligible compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in the amount equal to one-half of the first 6% of an employee’s contributions. Company matching contributions and employee contributions are fully vested at all times. We intend the 401(k) plan to qualify under Sections 401(k) and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or us to the 401(k) plan and income earned, if any, on plan contributions are not taxable to employees until withdrawn from the 401(k) plan (except as regards Roth contributions), and so that we will be able to deduct our contributions when made. The trustee of the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

STOCK OWNERSHIP

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2018 by:

•	each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares listed below under the heading “Total Common Stock Equivalents” is the aggregate beneficial ownership for each shareholder and includes:

•	common stock beneficially owned;
•	restricted stock awards;
•	currently vested options; and
•	stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2018.

Of this total amount, the number of shares of common stock underlying options that are currently vested and stock options and restricted stock units that are not currently vested but will become vested within 60 days after March 15, 2018 are deemed outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by a shareholder, director or executive officer (the “Deemed Outstanding Shares”) and are also separately listed below under the heading “Number of Shares Underlying Options and RSUs,” but the Deemed Outstanding Shares are not treated as outstanding for the purpose of computing the percentage ownership of common stock outstanding beneficially owned by any other person. This table is based on information supplied by officers, directors, and filings made with the SEC. Percentage ownership is based on 12,687,017 shares of common stock outstanding as of March 15, 2018.

Unless otherwise noted below, the address for each shareholder listed below is: c/o BSQUARE Corporation, 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004. Unless otherwise noted, each of the shareholders listed below has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

		Number of	Percentage
	Total	Shares Underlying	of
	Common	Options and RSUs	Common
	Stock	(Deemed	Stock
Name and Address of Beneficial Owner	Equivalents	Outstanding Shares)	Equivalents
5% Owners:
Renaissance Technologies LLC (1)	993,366	—	7.8%
800 Third Avenue
New York, NY 10022
Dimensional Fund Advisors LP (2)	775,565	—	6.1%
Building One, 6300 Bee Cave Road
Austin, TX 78746
Thomson Horstmann & Bryant, Inc. (3)	795,935	—	6.3%
501 Merritt 7
Norwalk, CT 06851
Palogic Value Management, L.P (4)	684,712	—	5.4%
Harvest Hill Road, Suite 110
Dallas, TX 75230
Directors and Named Executive Officers:
Robert J. Chamberlain	48,564	25,000	*
Robert A. DeSantis	20,683	11,478	*
Andrew S.G Harries	205,830	25,000	1.8%
Mary Jesse	38,008	21,875	*
William D. Savoy	261,369	—	2.1%
Kendra A. VanderMeulen	83,898	—	*
Jerry D. Chase	252,348	162,227	3.2%
David Wagstaff	105,191	96,600	1.6%
Peter J. Biere	39,677	33,802	*
All executive officers and directors as a group	1,055,568	375,982	11.0%

*	Less than one percent.
(1)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 13, 2018 (the “RT 13G”) by the reporting person and may have changed since the date of its filing. According to the RT 13G, each of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation has sole voting power and dispositive power over 982,462 shares and shared dispositive power over 10,904 shares.

(2)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 9, 2018 (the “DFA 13G”) by the reporting person and may have changed since the date of its filing. According to the DFA 13G, Dimensional Fund Advisors LP has sole voting power over 760,265 shares and sole dispositive power over 775,565 shares. According to the DFA 13G, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over securities that are owned by the Funds, and may be deemed to be the beneficial owner of shares held by the Funds. However, all such securities are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(3)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on February 9, 2018 (the “THB 13G”) by the reporting person and may have changed since the date of its filing. According to the THB 13G, Thomson Horstmann & Bryant, Inc. has sole voting power over 426,631 shares and sole dispositive power over 795,935 shares.

(4)

The indicated ownership is based solely on a Schedule 13G filed with the SEC on March 6, 2018 (the “PVM 13G”) by the reporting person and may have changed since the date of its filing. According to the PVM 13G, Palogic Value Management, L.P., Palogic Value Fund, L.P., Palogic Capital Management, LLC and Ryan L. Vardeman have shared voting power over 684,712 shares and shared dispositive power over 684,712 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, our directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5. Executive Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were met during the year ended December 31, 2017.

Biographical details of each executive officer are set forth above under the heading “Executive Officers.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions since January 1, 2016, nor are there any proposed transactions as of the date of this proxy statement, as to which the amount involved exceeds the lesser of $120,000 or one percent  of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described above under the headings “2017 Director Compensation” and “Executive Officer Compensation.”

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is not binding on us, our Board of Directors or our Compensation Committee. Moreover, the vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. However, while this vote is advisory and not binding on us, we will consider the views of our shareholders when determining executive compensation in the future, including seeking to determine the causes of any significant negative voting results to better understand issues and concerns. We have elected to hold a “say-on-pay” advisory vote on an annual basis.

Executive compensation is an important matter for us and for our shareholders. The core of our executive compensation philosophy and practice continues to be pay for performance. As discussed above under the heading “Executive Officer Compensation,” our executive compensation programs are based on practices that require achievement of challenging goals – goals that will drive us to achieve profitable revenue growth and market share gains, while expanding the global market opportunity for our products, technology and services portfolio, and ultimately leading to long-term shareholder value. We believe our compensation programs are strongly aligned with the long-term interests of our shareholders, and have been and will continue to be effective in incenting the achievement and performance of our executive officers. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers and the compensation of the named executive officers is described above under the heading “Executive Officer Compensation,” including our compensation philosophy and objectives and the fiscal 2017 compensation of the named executive officers.

We are asking shareholders to vote on the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

Vote Required

Approval on an advisory basis of the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

As indicated above, the shareholder vote on this resolution will not be binding on us, the Compensation Committee or the Board of Directors, and will not be construed as overruling any decision by us, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Compensation Committee or the Board, or to create or imply any additional fiduciary duties for us, the Compensation Committee or the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) has acted as our auditor since May 2006 and has audited our financial statements for the years ended December 31, 2017 and 2016. Moss Adams is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report on its audit. A representative of Moss Adams is expected to be present at the Annual Meeting, where he or she will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee’s charter provides that it shall have the sole authority and responsibility to select, evaluate and, if necessary, replace our independent registered public accounting firm. The Audit Committee has selected Moss Adams as our independent registered public accounting firm for the year ending December 31, 2018.

The Audit Committee pre-approves all audit and non-audit services performed by our auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence. Unless the Audit Committee provides general pre-approval of a service to be provided by the auditor and the related fees, the service and fees must receive specific pre-approval from the Audit Committee.

INDEPENDENT AUDITORS

Audit Fees

Moss Adams billed us for audit fees of $340,856 and $255,261 for the years ended December 31, 2017 and 2016, respectively. These audit fees related to professional services rendered in connection with the audit of our annual consolidated financial statements, the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q and accounting services that relate to the audited consolidated financial statements and are necessary to comply with generally accepted auditing standards.

Audit-Related Fees

There were no fees billed for fiscal years 2017 or 2016 for assurance and related services by Moss Adams that were reasonably related to the performance of its audit of our financial statements and not reported under the caption “Audit Fees.”

Tax Fees

There were no fees billed for fiscal years 2017 or 2016 for tax compliance, tax advice or tax planning services rendered to us by Moss Adams.

All Other Fees

Moss Adams billed us $11,375 for information technology assessments in 2016.

Audit Committee Report

In connection with our financial statements for the fiscal year ended December 31, 2017, the Audit Committee has:

•	Reviewed and discussed the audited financial statements with management;
•	Discussed with our independent registered public accounting firm, Moss Adams LLP, the matters required to be discussed by applicable auditing standards; and
•

Received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee approved our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Submitted by the Audit Committee:

Robert J. Chamberlain, Chair

Andrew S.G. Harries

William D. Savoy

Vote Required

The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm requires that the votes cast in favor of the proposal exceed the votes cast against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

OTHER MATTERS

Shareholder Communications with the Board of Directors and Board Attendance at Annual Shareholder Meetings

Our shareholders may, at any time, communicate in writing with any member or group of members of the Board of Directors by sending such written communication to the attention of our Secretary by regular mail to our principal executive offices, email to investorrelations@bsquare.com or facsimile at 425-519-5998.

Copies of written communications received by our Secretary will be provided to the relevant director(s) unless such communications are considered, in the reasonable judgment of our Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business, or communications that relate to improper or irrelevant topics.

The Chairperson of the Board of Directors is expected to make all reasonable efforts to attend our annual shareholder meeting in person. If the Chairperson is unable to attend an annual shareholder meeting for any reason, at least one other member of the Board of Directors is expected to attend in person. Other members of the Board of Directors are expected to attend our annual shareholder meeting in person if reasonably possible. Messrs. Chase and Savoy and Mses. Jesse and VanderMeulen attended the 2017 Annual Meeting of Shareholders in person, and Messrs. Chamberlain and Harries participated in the 2017 Annual Meeting of Shareholders by telephone.

Transaction of Other Business

Our Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in respect thereof as the proxy holders deem advisable.

Annual Report to Shareholders and Form 10-K

Our Annual Report to Shareholders for the year ended December 31, 2017 (which is not a part of our proxy solicitation materials) is being mailed to our shareholders with this proxy statement. A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, without exhibits, is included with the Annual Report to Shareholders.

By Order of the Board of Directors

Christi Muoneke

Vice President, General Counsel and Corporate Secretary

Bellevue, Washington

April 27, 2018

BSQUARE Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Company's Board of Directors recommends a vote FOR the nominees for director listed below, a vote FOR proposal 2, and a vote FOR proposal 3.

1. ELECTION OF DIRECTORS

Nominees:

	For	Withhold
01 - Jerry D. Chase	☐	☐
02 - William D. Savoy	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 7 2 3 8 8 2

02SR0B

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY FOR HOLDERS OF COMMON STOCK OF BSQUARE CORPORATION

The undersigned holder of common stock of BSQUARE Corporation, a Washington corporation (the "Company"), hereby acknowledges receipt of the Company's Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Jerry D. Chase and Peter J. Biere, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 12, 2018 at 10:00 a.m. local time at the Company's offices at 110 110th Avenue NE, Suite 300, Bellevue, Washington 98004 and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED IN THE ACCOMPANYING PROXY STATEMENT; (2) FOR THE PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT; (3) FOR RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018; AND (4) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)